For period ending September 30, 1996          Attachment 77C

File Number 811-7096

            Investment Grade Municipal Income Fund Inc.


A special meeting of shareholders was held on April 11, 1996, at which the following proposals were approved:

To vote for or against the
following changes to the Fund s
fundamental investment restrictions
and policies (the enumeration below
follows that used in the related proxy  Shares Voted    Shares Voted   Shares
statement):                                 For           Against      Abstain
1.  Modification of Fundamental
Restriction on Portfolio
Diversification for Diversified Funds     4,632,020       163,316      200,905
2.  Modification of Fundamental
Restriction on Concentration              4,626,823       164,008      205,407
3.  Modification of Fundamental
Restriction on Senior Securities and
Borrowing                                 4,610,630       157,752      227,860
4.  Modification of Fundamental
Restriction on Making Loans               4,600,746       196,505      198,990
5.  Modification of Fundamental
Restriction on Underwriting Securities    4,620,216       169,867      206,158
6.  Modification of Fundamental
Restriction on Real Estate Investments    4,626,862       150,567      218,812
7.  Modification of Fundamental
Restriction on Investing in Commodities   4,597,135       185,784      213,322
8.  Elimination of Fundamental
Restriction on Margin Transactions        4,580,577       212,896      202,768
9.  Elimination of Fundamental
Restriction on Short Sales                4,581,495       197,652      217,095
10. Elimination of Fundamental
Restriction on Investments in Oil, Gas
and Mineral Leases and Programs           4,631,334       171,924      192,984

In addition to the item noted above, the Fund s shareholders elected board members. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on this proposal since there were no solicitations in opposition to the registrant s nominees and all of the nominees were elected.

A more complete description of the proposal referred to above is hereby incorporated by reference to the Fund s proxy materials dated February 28, 1996 relating to the Special Meeting of Shareholders. These Schedule 14A materials were filed with the Securities and Exchange Commission via EDGAR on February 29, 1996; the accession code number was 0000912057-96-003594.


For period ending September 30, 1996          Attachment 77D
File Number 811-7096


                 Investment Grade Municipal Income Fund Inc.


     Investment Grade Municipal Income Fund Inc. amended its investment policies to allow for the current use of options and futures strategies, including interest rate futures.

     For the period ended September 30, 1996                Exhibit 77Q(2)
     File Number 811-7096

     Investment Grade Municipal Income Fund Inc.


     A Form 3 required by Section 16(a) of the Exchange Act was filed late by the following directors and officers during the most recent or prior fiscal years.

                                        Number of      Number of Transactions
     Not
     Name           Position with Fund  Late Reports*  Reported on Timely
     Basis

     Emil Polito         Vice President           1         0


     * Report related solely to such person having been elected an officer of the Fund.